                                                                    EXHIBIT 99.1
                                                                    ------------

                INDUSTRIES INTERNATIONAL, INCORPORATED TO ACQUIRE
                          LITHIUM BATTERY MANUFACTURER


Shenzhen,  China -March 25, 2003-Industries International, Incorporated (OTC BB:
INDI) today announced it has entered into an agreement to purchase all issued and outstanding shares of Li Sun Power International Limited ("Li Sun") from Dr. Kit Tsui, the majority shareholder of INDI as well as the Chief Executive
Officer and a director of INDI. By acquiring Li Sun, INDI will become the beneficial owner of approximately 72.83% of Wuhan Lixing Power Sources Co.,
Ltd.,  a  leading  lithium  and  lithium-ion  battery  manufacturer  in  China.

The acquisition is expected to close on or before May 10, 2003. The consideration for the acquisition will be six times Li Sun's audited net profit after tax for the year ended December 31, 2002. It is expected that the consideration will be approximately US$ 15-20 million. INDI will pay Dr. Kit Tsui 50% of the consideration in cash or, if enough cash is not available, in restricted INDI common stock, and the remaining 50% in restricted common stock of INDI.

Wuhan Lixing Power Sources Co., Ltd. was established in 1993 and is located in Wuhan, one of the major industrial cities in central China. It employs about 860 staff and in 2002, it has produced about 82.5 million pieces of disposable lithium batteries, 3.5 million pieces of rechargeable lithium-ion batteries and 54,000 units of chemical composition equipment and testing equipment for lithium-ion batteries. Its revenue and net profit are believed to be approximately US$ 18 million and US$ 3.7 million respectively for 2002. The foregoing financial information is subject to the final results of Li Sun's audit, which is currently in process. Final audited figures will be filed with the SEC in the manner and within the period prescribed by the SEC.

Mr. Weijiang Yu, President of INDI, commented, "We are optimistic about the prospects of lithium and lithium-ion batteries as they are environmentally friendly and can be used in a wide variety of electronic products and portable telecommunication devices, including mobile phones, cordless telephones, PDAs, digital cameras and especially those devices utilizing bluetooth wireless technology. We estimate the market for lithium-ion batteries in 2002 to be in excess of US$ 33 billion world-wide. The acquisition of Wuhan Lixing Power Sources Co., Ltd. is a strategic move for the company as the two teams of R&D staff can now work closely together to develop better products to meet the market's needs. We look forward to the synergy generated."

ABOUT  INDI
INDI's wholly-owned subsidiary, Broad Faith Limited, is a leading China-based company engaged in, through its subsidiaries, the research, development, production and distribution throughout China of communications terminal products such as corded and cordless telephones and their core components like printed circuit boards (PCB) and design and radio frequency modules. The company ranks among the top 3 companies in the Chinese cordless telephone market and possesses the well-established brand name "WONDIAL." INDI, through Broad Faith and its subsidiaries, distributes its products through a network of over 5,100 points of sale in more than 200 cities and 28 provinces in China.


FORWARD LOOKING STATEMENTS

This news release contains or may contain forward looking statements and information that are based upon beliefs of, and information currently available to, INDI's management as well as estimates and assumptions made by management. When used in the filings the words "anticipate", "believe", "estimate", "expect", "future", "intend", "plan" or the negative of these terms and similar expressions as they relate to INDI or its management identify forward looking statements. Such statements reflect the current view of INDI with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to INDI's industry, operations and results of operations and any businesses that may be acquired by INDI. These risks include those described below, and those described in reports filed with the Securities and Exchange Commission (the "Commission"). Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Although INDI and its management believe that the expectations reflected in the forward looking statements are reasonable, INDI cannot guarantee future results, levels of activity, performance or achievements. INDI may not realize all of the anticipated benefits of the acquisition, including synergies, sales and growth opportunities. The discussion in this press release should be read in conjunction with INDI's pro forma financial statements and the related notes that INDI will file with the Commission within 60 days after the closing of the acquisition. Because forward-looking statements involve risks and uncertainties, actual results may differ materially from current results expected by INDI.
INDI is providing this information as of March 25, 2003, and expressly disclaims any duty to update information contained in this press release.